Exhibit 10.1

TERM SHEET

Between

CIPLA TECHNOLOGIES LLC

a Delaware limited liability company, having its principal place of business at

12220, El Camino Real, Ste 310, San Diego, CA, 92130, United States of America

And

PULMATRIX INC.

a company duly organized and existing under the laws of Delaware, having its registered office at

99 Hayden Avenue, Suite 390, Lexington, MA 02421

This binding term sheet (“Term Sheet”) executed on April 1st 2019 (“Effective Date”) outlines the proposal for the establishment of a drug development arrangement between Cipla or its affiliates (hereinafter “Cipla”) and Pulmatrix Inc. (hereinafter the Company for the development and commercialization of its inhaled Itraconazole (“PulmazoleTM”) product (the “Product”), specifically in respect of all indications related to pulmonary applications, throughout the world (the “Territory”); this arrangement and its related processes being collectively referred to as the “Transaction”).

Each of Cipla and the Company may be individually referred to herein as a “Party” and together as the “Parties”.

(i)	STRATEGIC RATIONALE:

Pulmatrix has developed various drug products and an intellectual property portfolio, including the iSperse™ drug delivery platform and anti-fungal candidate Pulmazole™, which uses the iSperse™ delivery system and is ready for Phase II clinical testing. Pulmatrix intends to conduct clinical trials and develop commercial products directed to non-pulmonary indications (for purposes of this Term Sheet, non-pulmonary indications shall include nasal indications), as well as collaborating with Cipla to develop Pulmazole™ Products for pulmonary indications.

Cipla embarked on a journey to create a specialty business in the US and played a key role in financing and building out Chase Pharmaceuticals, an Alzheimer’s company, in Washington, DC and Irvine, CA with its subsequent sale to Allergan for a total announced value of $1 billion. In parallel to this effort, Cipla has been developing its own specialty portfolio with the goal to create a specialty business in the US. Cipla is currently developing CPN-101, a patch formulation of Tizanidine that shortly enters phase II. This product will address peak-trough challenges that have plagued oral therapy options.

Respiratory disease is Cipla’s second specialty pillar in the US. Cipla’s heritage in respiratory is several decades old. Cipla championed the cause of inhaled steroids in many developing markets around the world including India, South Africa, parts of Africa, Asia, Middle East, South America and pioneered the switch from oral to inhaled therapies. With an enviable range of metered dose, dry powder and breath actuated platforms, it is arguably among the top 3 producers of inhaled drugs by volume. It also licensed its IP for nasal Azelastine Hydrochloride and Fluticasone

Propionate to Meda (now part of Mylan) that resulted in the global product Dymista.

Cipla has an ei gh t y (80) year track record as a major pharmaceutical company. In February 2016, C i p l a completed a Five Hundred and Fifty Million United States Dollars ($550 million) transaction to acquire two generic drug makers, Invagen Pharmaceuticals, Inc. and Exelan Pharmaceuticals, Inc. and Cipla is currently in the top ten (10) of the total drug volume supply to the US. Cipla operates in over one hundred (100) countries with approximately twenty thousand (20,000) employees and in 2013, acquired Cipla Medpro South Africa Ltd., its distribution partner in South Africa, for Four Hundred and Fifty Million United States Dollars ($ 450 million). Cipla’s top line revenue is greater than Two Billion United States Dollars ($ 2 billion), with close to Four Hundred Million United States Dollars ($360 million) in cash and cash equivalent on our balance sheet and access to capital markets.

Cipla’s endeavor in the US is to target niche/orphan indications, particularly those where critical unmet medical needs can be served by smart modifications in existing drugs through clever use of technology. The proposed disease area has a clear unmet need and the proposed solution is in Cipla’s sweet spot. Cipla, further sees, the potential for collaboration to develop additional critically needed drugs for respiratory diseases using the combined expertise of the Company and Cipla. These will be subject to specific collaboration agreements on a case by case basis. It is clarified that in the event the Company develops the Product in respect of indications other than those related to pulmonary applications (“Non-Indication Products”) or develops any other inhaled anti-fungal product (“Other Drugs”), Cipla shall have a right of first refusal in respect of such Non-Indication Products and Other Drugs.

(ii)	COMMERCIAL TERMS:

After assessment of the commercial opportunity and the limited diligence with respect to the Product conducted by Cipla to date, Cipla recognizes the Product’s requirement of further development and clinical trials as a prelude for commercialization. Accordingly, subject to the terms and conditions described in this Term Sheet and in other documents the Parties may execute in the future in this connection (including any prospective development and commercialization agreement (“the Definitive Agreement”), the Parties shall execute the Transaction in the manner outlined below:

Implementation of Clinical Development Program for the Product

The Company shall be primarily responsible for implementing the clinical development program for the Product in accordance with (x) a Research & Development Plan and Cost Estimate (“R&D Plan”) and (y) an Operational Plan and Budget (“Budget”), in each case, to be incorporated into the Definitive Agreement. The R&D Plan and Budget incorporated into the Definitive Agreement have been previously provided to Cipla by the Company and both Parties have approved the contents thereof. Details of Cipla’s development costs related to the Product (the “Cipla Cost Model”) shall also be set forth and mutually agreed upon in the Definitive Agreement.

Upfront Payment

Except as set forth in Section (vi) (Consequence of a Default), within thirty (30) days from the date of execution of the Definitive Agreement’s execution, Cipla shall make an upfront payment to the Company in the amount of Twenty Two million United States Dollars ($22,000,000) (“the Upfront

Payment”) towards an irrevocable assignment (“the Assignment”) for the Territory, of all current and future technologies, drug master files, dossiers, third party contracts and intellectual property (the term “Intellectual Property” including but not limited to patents, proprietary information, trade secrets, brand names and copyrights) for the Product, as well as any and all other associated rights and assets directly related to the Product, specifically in respect of indications related to pulmonary applications (“Assets”), other than the Company’s iSPERSE® technology (to which, Cipla shall be granted a non-exclusive, perpetual, royalty-free and sub-licensable Intellectual Property license in relation to the Product). To the extent Cipla is assigned any Assets that are directed to non-pulmonary application or indications, Cipla hereby agrees to grant to Pulmatrix an exclusive, perpetual, irrevocable, royalty-free, sub-licenseable, and transferrable license to all Intellectual Property rights related to such assigned Assets for any non-pulmonary application or indication, including without limitation such formulation(s), final products, and the manufacture and use of the foregoing, individually or in combination with any other active or inactive component. For the sake of clarity, (i) simultaneously upon payment of the Upfront Payment, Cipla shall become the owner of the Assets and the license granted back to the Company will spring into effect, and (ii) the Parties shall execute, and hereby agree to execute, all documents necessary for assigning the irrevocable ownership rights to Cipla and the irrevocable license rights granted to the Company.

Prior to signing of the Definitive Agreement, Company shall demonstrate to the satisfaction of Cipla that it has at least Fifteen Million United States Dollars ($15 million) in cash, which shall be available for the development program and shall not be subject to an earlier debt repayment condition. No lien or charge or encumbrance or mortgage shall be permitted to be created by Company or by its funding agencies or investors on the development program or the Assets. Within thirty (30) days after signing the Definitive Agreement, Twenty Four Million United States Dollars ($24 million) shall be made available by the Company in to appropriate bank account dedicated to the development program.

Continued Development and Commercialization

For further development work, after $24M from the dedicated bank account is exhausted, each Party shall bear fifty percent (50%) of any costs incurred, on actuals, with respect to the development, regulatory and commercialization (e.g., activities undertaken before and after regulatory approval of the Product that relate to the marketing, promoting, distributing and selling of the Product) costs in respect of the Product. The net amount payable to or due from the Company will be paid quarterly or as recommended by the JDC. The Parties shall ensure continuity of the development program with availability of adequate funding dedicated for the development program, in accordance with the requirements in R&D Plan, the Budget and the Cipla Cost Model. Company acknowledges that its technical and scientific personnel dedicated to the development program are critical to the continuity of the development program and Company shall ensure availability of such technical and scientific capability over the development program.

Drawing of funds

The Parties will agree on a mechanism to set aside the funds needed for development in the co-

development phase in the bank account dedicated for the development program. This mechanism will be detailed in the Definitive Agreement. The contributions of the Parties shall be dedicated solely for the development program and all funds draw down will be based on JDC recommendations. In connection with the development program, all payments and expenses shall be undertaken and monitored only through the specific bank account for the development program, subject to the Budget approved by JDC. No payment of dividend or any other expenses shall be permitted from the development funds in these dedicated bank accounts.

With regard to the development program, after $24M from the dedicated bank account is exhausted, Cipla shall contribute its share of the development costs to a separate dedicated bank account of the Company, in which Cipla shall have a lien and the rights of first creditor in case of default by the Company and Company shall ensure that Cipla’s lien and the right as first creditor is protected at all times. The Company shall also maintain a separate account for its share of such developments costs, which will be used solely for the development program. Cipla’s lien and right of first creditor over funds will only be for the account dedicated for its funds and in no event will include any other funds of the Company. Promptly following the last business day of each calendar month, the Company shall provide Cipla with written documentation demonstrating that the development costs have been funded equally from both accounts and that both accounts’ funds were used solely for the development program.

Free Cash-Flow Sharing

As further consideration of the Assignment Cipla and the Company shall share equally, the total Free Cash-Flow (as the definition of Free Cash Flow to be more clearly set out under the Definitive Agreement and deductions, but is generally understood as [profit before tax (excluding Company’s share of Free Cash-Flow) from sales of the product less working capital, capital expenditure, etc.) earned by Cipla in respect of the Product, in such manner as shall be detailed under the Definitive Agreement.

For clarity, the above commercial terms are based on the assumption that upon execution of the Definitive Agreement, no payments or other obligations, in respect of the Product, shall be owed by (a) Cipla to any other third party as a result of any obligation created by Pulmatrix or (b) Pulmatrix to any other third party as a result of any obligation created by Cipla. In general, neither Party shall incur or create any liability or obligation which would obligate the other Party for all or a portion thereof.

Expenses

Expenses incurred by either party in relation to the development program shall be defined and included in the R&D Plan, Budget and/or the Cipla Cost Model. These expenses incurred by the Parties will be included and form part of the total development expenses.

Access to Excess Contribution

JDC will decide the appropriate and optimal use of any excess funds arising from better management of the development expenses by the Parties vis-à-vis the budgeted expenses.

(iii)	JOINT DEVELOPMENT COMMITTEE:

Establishment

Following the execution of the Definitive Agreement, the Parties shall establish a Joint Development Committee (“JDC”) to direct the further development, regulatory and commercialization activities including all budgetary activities in respect of the Product.

Role

As set forth above, the R&D Plan, Budget and Cipla Cost Model will be incorporated into the Definitive Agreement. The JDC inter alia will also be responsible for managing and executing the R&D Plan, Budget and Cipla Cost Model for the Product. It is the intent that this JDC will be empowered to work collaboratively to make adjustments to the R&D Plan, Budget and Cipla Cost Model as required. It is further clarified that any JDC approved escalation or decrease in the budget shall also be equally borne by the Parties on actuals.

As with R&D Plan, Budget and Cipla Cost Model, the JDC will be responsible for developing a commercialization plan (post approval) which will drive the free-cash flow post approval based upon agreed upon strategy, sales/marketing, capital expenditure, etc. Cipla shall be responsible for commercialization of the Product and all commercialization strategies of the Parties will be determined by the JDC.

It is the intent that this JDC will be empowered to work collaboratively to make adjustments to the Development Plan and any commercialization plan as required on an annual basis and six months in advance of each calendar year.

Composition

The JDC shall comprise of four (4) persons representing Cipla and four (4) persons representing the Company.

Deadlock

In case of a deadlock, the Parties can refer the dispute to Pulmatrix CEO and Cipla Specialty Head (“Senior Executives”), for attempted resolution in good faith within thirty (30) days following notice of dispute. If a dispute cannot be resolved by the Senior Executives, the JDC will defer to either an agreed upon binding arbitration process or panel of expert review for final decision.

(iv)	AUDIT:

Pulmatrix will submit to the JDC monthly reports on expenses and payments of the development program, reflecting balances of the contributions of each Party, utilization of funds in the bank accounts and provide copies of the said reports to Cipla. Company shall make available any additional information or Management Information System(MIS) based on the reports and statements upon reasonable requests made by Cipla. Cipla shall be entitled to conduct quarterly or need-based audits of the relevant books of accounts, records and reports of Pulmatrix and the cost of such audit shall be borne by Cipla.

(v)	REVIEW & APPROVAL:

The Definitive Agreement shall be subject to applicable board approvals, which shall be obtained within reasonable time.

(vi)	CONSEQUENCE OF DEFAULT

At any time during the term of the Definitive Agreement, should either Party materially breach the Definitive Agreement as a result of its failure to meet any of its funding/ operational obligations thereunder, (a) to the extent the breaching party has failed to cure such material breach within thirty (30) days of written notice of its occurrence from the non-breaching Party, the non- breaching Party, may at its option acquire (to the extent it is not the owner) sole ownership/ rights with respect to the Product and the Assets, at such fair market value as may be determined by an independent third party expert, subject to an overall reduction, as shall be detailed under the Definitive Agreement; and (b) if the non-breaching Party does not exercise its right under (a) above, all amounts receivable by the breaching party hereunder shall be subject to an overall reduction, as shall be detailed under the Definitive Agreement.

(vii)	CIRCUMSTANCES AFFECTING CONTINUITY OF DEVELOPMENT

In the event that:

(a)	there is a failure in clinical trial, or

(b)	the FDA suggests additional clinical requirements or studies that has a significant financial impact on the total development costs, or

(c)	if there is an unseen competitive event or change in law or FDA regulations resulting in commercial or technical unviability and an adverse impact on the development program.

JDC shall evaluate the cause and effect of each scenario in (a), (b) and (c) above and recommend the most optimal option available to the Parties, which may include without limitation, repeating the clinical trials, abandoning the development program or suggest ways to monetize the Assets. Either party may, without any binding obligation, opt to follow the recommendation of JDC or decide not to opt for the recommendations of JDC. In any event, either Party may elect to terminate (a “Terminating Party”) its obligation to fund additional costs and expenses for the development and/or commercialization of the Product. If the non-Terminating Party wishes to continue the development of the Product, then it shall have the right to purchase the rights of the Terminating Party in the Product at fair market value as may be determined by a qualified independent third party expert acceptable to both Parties or based on external bid received on the Product by a third party and continue with the development program either by itself or by partnering with any third party. If both Parties decide to follow the recommendation of the JDC to abandon the development program following failure or cancellation of the development program, then the Parties shall make commercially reasonable efforts to monetize the Product and development program and agree on sharing of the proceeds based on their respective monetary contributions. For the sake of clarity, the scenarios as described above shall not be considered an event of default and will not follow the Consequences of Default as described in clause (vii) above.

(viii)	RIGHT OF FIRST OFFER AND PROTECTION OF CIPLA’S LICENSE:

Company shall advise Cipla in writing in the event it proposes to sell or in any manner alienate its rights in the Product (including its right to receive 50% of Free Cash-Flow) and Cipla shall, for a period of sixty (60) days following written notice, have the right to elect to purchase such rights on such terms. The sale price shall be the fair market value of the Company’s rights in the Product being sold or alienated, as may be determined by an independent third party expert or, if available, based on the external bid received on the Product by a third party.

Provided however that if Cipla does not timely exercise its Right of First Offer, the Company may proceed with the sale or alienation within mutually agreed time period (as defined in the Definitive Agreement), provided that the Company ensures that any such sale or alienation must not adversely impact Cipla’s license to such Intellectual Property or Cipla’s ability to license such intellectual property to any third party solely to the extent necessary to utilize the Product. All rights and obligations of the respective Parties under the definitive agreement will survive any such sale of rights to a third party and shall inure to the third party.

In the event that Cipla proposes to sell or in any manner alienate the Product or Assets or the intellectual property rights in respect of the Product or Assets, Cipla shall advise the Company in writing of its intent and the Company shall for a period of sixty (60) days following written notice, have the right to confirm its decision to purchase the Product or Assets. The sale price shall be the fair market value of Cipla’s interest in the Product, Assets or intellectual property rights being alienated, as may be determined by an independent third party expert or external bid received on the Product by a third party.

Provided however that if the Company does not exercise its Right of First Offer, the Company shall ensure that, to the extent Cipla possesses a license to such intellectual property rights, any such sale or alienation of the Product by Cipla must not adversely impact Cipla’s ability to license such intellectual property to any third party solely to the extent necessary to utilize the Product. All rights and obligations of the respective Parties under the definitive agreement will survive any such sale of rights to a third party and shall inure to the third party.

(x)	CONDITION PRECEDENT:

This Proposal is subject to the condition precedent that the Company be adequately capitalized with Fifteen Million United States Dollars ($15,000,000) cumulative funds available for Pulmazole development, prior to execution of the Definitive Agreement with documented assurance to Cipla (the “Condition Precedent”).

(xi)	ACCESS:

Each Party shall provide to the other Party and its employees with such information as may be reasonably requested by the other party in connection with the consummation of the transactions contemplated by this Term Sheet. All information provided by the Company hereunder shall constitute the Company’s confidential information.

(xii)	TIMETABLE

Cipla and Pulmatrix will use commercially reasonable efforts to enter into a Definitive Agreement by the expiration of the Exclusivity Period (as defined below).

(xiii)	CONTACTS

Working Group

Chandru Chawla,

Executive Vice President – Head, Specialty

Vikram Sudarsan, PhD

CEO, Cipla Technologies

Dr. Patrice Rioux,

Head, Clinical Development, Cipla Technologies

Dr. Jaideep Gogtay,

Senior Vice President – Head, Medical Affairs

Ajay Luharuka,

Vice President – CFO, US Specialty

Dr. Sudipta Ganguly,

Director – Head, Global Respiratory Regulatory

Carolyn Berg

Head of Business Development and Commercial, US Specialty

Dr. Sarang Bhide,

Associate Director – Commercial Evaluation and Transactions

Dr. Mayur Parekh,

Associate Director – Commercial Evaluation and Transactions

Carolyn Berg and Dr. Sarang Bhide will be point of contacts for all process related work for this transaction. Ajay Luharuka will be a single point of contact for all transactions related negotiations.

(xiv)	BINDING NATURE OF TERM SHEET AND DEFINITIVE AGREEMENT

The Transaction and Term Sheet shall remain subject to the Condition Precedent, the receipt of all applicable governmental, regulatory, central bank and other approvals, licenses and statutory compliances that may be required, negotiation on the specific terms and conditions of the Definitive Agreement and such other agreements as may be reasonably required to give effect to the Transaction and approval of the Definitive Agreement by each party’s board of directors. Without prejudice to the provisions set forth in this Term Sheet, the Parties shall use best efforts to execute the Definitive Agreement by the expiration of the Exclusivity Period (or such other extended date as mutually agreed in writing by the Parties), which will include additional terms and conditions that are usual and customary for agreements of this nature, including but not limited to, representations and warranties, indemnification provisions, claims, withdrawal, termination rights, consequences of termination, change in control, assignment, reporting and auditing, and confidentiality provisions in compliance with this Term Sheet. No amendment, alteration, modification, or waiver of this Term Sheet shall be binding unless evidenced by an instrument in writing signed by the Party against whom enforcement thereof is sought.

(xv)	CONFIDENTIALITY

This Term Sheet is subject to the terms of the Confidentiality Agreement dated November 9th, 2018, executed between Cipla and the Company, it being appreciated that any unauthorized disclosure of the terms of this Term Sheet may trigger a disclosure obligation by Cipla under applicable stock-exchange listing regulations.

(xvi)	TRANSACTION PROCESS AND EXCLUSIVITY

Cipla commits to allocating significant resources to ensure rapid transaction completion. Upon acceptance by the Company of this Term Sheet, Cipla requires an exclusivity period (such period the “Exclusivity Period”) until forty five (45) days after the execution of this Term Sheet by the Company (extendable by mutual agreement) during which the Company, its affiliates, officers, directors, employees and / or agents and / or bankers shall not initiate, engage in, or solicit indirectly or directly, or accept, any offer or proposal regarding potential acquisition of / in- licensing of the Product by a person or entity other than Cipla.

(xvii)	NO CONFLICTS

The execution, delivery and performance by the Company of this Term Sheet and the Definitive Agreement and the consummation of the Transaction contemplated hereby, do not and shall not (i) conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both); or (ii) create in any other Person a right or claim of termination, amendment, or require modification, acceleration or cancellation of the Transaction or any provision of the Term Sheet or the Definitive Agreement or by which any of the Assets or intellectual property rights may be bound or affected, or any contract to which Cipla is a party or by which any of its Assets arising from this Transaction may be bound or affected.

(xviii)	PUBLIC ANNOUNCEMENT

The Company intends to issue a public announcement regarding the entry into to this Binding Term Sheet on or around 9:00 a.m. (local time in New York City, New York) on Monday, April 1, 2019 (the “Initial Press Release”). The Company has previously provided the text of such public announcement to Cipla and both Parties have approved the contents thereof. Cipla and Company agree that it will not make any public announcement regarding the entry into to this Binding Term Sheet prior to the public dissemination of the Initial Press Release. Other than with respect to the Initial Press Release, which has already been approved by both Parties, neither Party will issue any other press release or public announcement without first providing the other Party an opportunity to review and approve the contents thereof, such approval not to be unreasonably withheld. Cipla acknowledges that the Company may file the full text of this Binding Term Sheet with its public reports filed with the U.S. Securities and Exchange Commission. Company acknowledges that Cipla may file the full text of this Binding Term Sheet with its public reports with the Stock Exchange Board of India.

(xix)	COSTS AND EXPENSES

Each Party shall bear its respective costs and expenses in consummating the Transaction. All costs and expenses on the Term Sheet, Definitive Agreement and any other documents executed for purposes of giving effect to the Transaction shall be borne and paid by the respective Parties.

(xx)	GOVERNING LAW AND DISPUTE RESOLUTION

This Term Sheet shall be governed by and construed in accordance with the laws of Delaware, without regard to conflicts of laws principles. The Parties irrevocably agree that any dispute arising out of or in connection with this Term Sheet (including any dispute regarding the existence, validity or termination of this Term Sheet) (a “Dispute”) that remains unresolved by the Senior Executives of the Parties for thirty (30) days and after mediation for sixty (60) days shall be referred to and finally and exclusively settled by arbitration under the American Arbitration Association (“AAA”) Rules (which Rules are incorporated in and made a part of this Term Sheet, and the Parties hereby agree to submit to such Rules). The seat of arbitration shall be Delaware and conducted by a sole arbitrator in English language appointed in accordance with the AAA Rules. The arbitral award shall be final, conclusive and binding on the Parties and shall be enforceable in any court of competent jurisdiction.

(xxi)	COUNTERPARTS

This Term Sheet may be executed by a facsimile or by scanned pdf/e-mail and by any number of counterparts, each of which shall constitute an original and all of which taken together, shall constitute one and the same Term Sheet.

(xxii)	CURRENCY

As used herein “$” means United States dollars.

For Cipla Technologies, LLC	For Pulmatrix, Inc.

Name:	Name:
Title:	Title: